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                                                            Filing made pursuant
                                                               to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT                                        (Reg. No. 33-52569)
(To Prospectus dated October 25, 1996)

                       HUNTINGTON BANCSHARES INCORPORATED
                     HUNTINGTON CENTER; 41 SOUTH HIGH STREET
                              COLUMBUS, OHIO 43287
                                 (614) 480-8300

                   __________________________________________

                            DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN
                         COMMON STOCK, WITHOUT PAR VALUE

                      _____________________________________

           Huntington Bancshares Incorporated ("Huntington") has appointed a successor Plan Administrator of its Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). Effective August 11, 1997, Harris Trust and Savings Bank will assume the responsibilities as successor Plan Administrator for the Plan.

          This Prospectus Supplement supplements and amends the Prospectus, dated October 25, 1996 (the "Prospectus") which is incorporated by reference herein. As of the date Harris Trust and Savings Bank assumes responsibilities as successor Plan Administrator, Question 3 of the Prospectus and the response thereto is hereby replaced with the following:

          3.  WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

          Harris Trust and Savings Bank, as Plan Administrator, will administer the Plan, keep records, send statements of account to each participant, and perform other duties related to the Plan. Shares purchased for participants in the Plan and held in their Plan accounts and shares deposited by participants with the Plan Administrator for safekeeping will be held by or through the Plan Administrator until a participant makes a written request for certificates for all or part of his shares (see Question 27), or his participation is terminated (see Question 30). The Plan Administrator also acts as dividend disbursing and transfer agent for Huntington's Common Stock. All questions and correspondence concerning the Plan should be addressed to the Plan Administrator as follows:

               Harris Trust and Savings Bank
               Attn.: Shareholder Services
               311 West Monroe Street, 11th floor
               P.O. Box A3504
               Chicago, IL 60690-3504

               Telephone: (800) 725-0674

          Shares purchased under the Plan and held in a participant's Plan account and shares deposited by participants with the Plan Administrator for safekeeping will be registered in the name of the participant and held by the Plan Administrator in book entry form.

          The Prospectus and this Prospectus Supplement should be read together. Any information presented in this Prospectus Supplement supersedes any contrary information presented in the Prospectus. Copies of the Prospectus may be obtained without charge from the Plan Administrator. IT IS SUGGESTED THAT THIS PROSPECTUS SUPPLEMENT, TOGETHER WITH THE PROSPECTUS, BE RETAINED FOR FUTURE REFERENCE.
                              _____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _____________________

                 The date of this Supplement is July 31, 1997.